Exhibit 99

FOR IMMEDIATE RELEASE

May 5, 2004

CenterState Banks of Florida, Inc. Announces

Mailing Date and Prospectus Date for Shareholder Rights Offering

WINTER HAVEN, FL. – May 5, 2004—CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported that April 30, 2004 was the prospectus date and mailing date for the Company’s Shareholder Rights Offering announced by the Company on April 1, 2004.

Each shareholder of record, as of the close of business on April 27, 2004 (the “Record Date” announced by the Company on April 19, 2004), will be entitled to a basic subscription privilege. The basic subscription privilege will allow each shareholder of record, to purchase one share of common stock, for every five shares owned, as of the Record Date, rounded down to the nearest whole number, at an offering price of $18.99 per share. The Company has mailed a prospectus, along with instructions to every shareholder of record, as of the Record Date, on or about April 30, 2004.

The Company will issue up to a maximum of approximately 675,627 shares of common stock in the rights offering. The Company is also offering to shareholders of record an over-subscription privilege, to buy available shares at $18.99 per share.

If a shareholder has not received his/her prospectus and shareholder rights certificate, within a reasonable mail delivery time after April 30, 2004, they should contact the Company’s Information Agent, D. F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 1005. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312. The subscription rights are not transferable, and terminate at 5:00 p.m., New York City time, on June 14, 2004.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.